UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Harris & Harris Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 6, 2010

To the Shareholders of Harris & Harris Group, Inc.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Harris & Harris Group, Inc. (the "Company") will be held on May 6, 2010, at 4:00 p.m., local time, at Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square (between 42nd and 43rd Streets), New York, New York 10036.  This meeting has been called by the Board of Directors of the Company, and this notice is being issued at its direction.  It has called this meeting for the following purposes:

1.	To elect 10 directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2.	To ratify, confirm and approve the Audit Committee's selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

We encourage you to contact us at 877-846-9832, from 9:00 a.m. to 5:00 p.m. EST, if you have any questions.

Holders of record of the Company's common stock as of the close of business on March 16, 2010, will be entitled to vote at the meeting.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy card and return it promptly in the enclosed business reply envelope, which requires no postage if mailed in the United States, so you will be represented at the Annual Meeting.  Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person.

By Order of the Board of Directors,

March 31, 2010
New York, New York	Sandra M. Forman Secretary

IMPORTANT:  PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.  THE MEETING DATE IS MAY 6, 2010.

Harris & Harris Group, Inc.
1450 Broadway, 24th Floor
New York, New York  10018
(212) 582-0900

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2010

Our Board of Directors is sending you this proxy statement to ask for your vote as a shareholder of Harris & Harris Group, Inc. (the "Company," "we," "us" or "our") on certain matters to be voted on at our upcoming 2010 annual meeting of shareholders (the "Annual Meeting"), which will be held on Tuesday, May 6, 2010, at 4:00 p.m., local time, at Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square (between 42nd and 43rd Streets), New York, New York 10036, and at any postponements or adjournments thereof.  We are mailing this proxy statement and the accompanying notice and proxy card, along with our Company's Annual Report for the fiscal year ended December 31, 2009, on or about March 31, 2010.

ABOUT THE MEETING

What Is The Purpose Of The Annual Meeting?

At the Annual Meeting, you will be asked to vote on the following proposals:

1.
To elect 10 directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified ("Election of Directors Proposal");

2.
To ratify, confirm and approve the Audit Committee's selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2010 ("Ratification of Auditor Proposal");  and

3.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled To Vote?

Only shareholders of record at the close of business on the record date, March 16, 2010, are entitled to receive notice of and to vote the shares of our common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting.  Each outstanding share of common stock entitles its holder as of the record date to cast one vote on each matter acted upon at the meeting.  As of the record date, the Company had 30,859,593 shares of common stock outstanding.  If your shares are held for your account by a broker, bank or other institution or nominee, you may vote such shares at the Annual Meeting only if you obtain proper written authority from your institution or nominee that you present at the Annual Meeting.

How Is A Quorum Determined?

Approval of any of the matters submitted for shareholder approval requires that a quorum be present.  Our Bylaws provide that a majority of the shareholders entitled to vote, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker "non-votes" will be counted as shares present at the Annual Meeting for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner or other persons entitled to vote.

How Can I Vote?

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares).  If you properly sign and date the accompanying proxy card and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified.  If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matter listed in the accompanying Notice.  If any other matters properly come before the Annual Meeting, the persons named on the proxies will vote upon such matters at their discretion.

What Does It Mean If I Receive More Than One Proxy Card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What Is Required To Approve Each Proposal?

Election of Directors.  For the Election of Directors Proposal, the directors will be elected by a plurality of the votes cast (that is, the 10 nominees who receive more affirmative votes than any other nominees will be elected).

Ratification of Auditor.  For the Ratification of Auditor Proposal, the proposal will be approved if a majority of the votes cast are cast in favor.

Other Matters.  All other matters being submitted to a shareholder vote pursuant to the Notice of Annual Meeting will be approved if a majority of the votes cast on a particular matter are cast in favor of that matter.

What Happens If I Abstain?

For purposes of the Ratification of Auditor Proposal, and unspecified matters that come before the meeting, votes withheld or abstentions will not be counted as votes cast on the matter and will have no affect on the result of the vote.  A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.  If your broker holds your shares in its "street" name, the broker may not vote your shares on the Election of Director Proposal.

What Happens If A Quorum Is Not Present At The Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the meeting, either with or without the vote of shareholders.  If we propose to have the shareholders vote whether to adjourn the meeting, the proxy holders will vote all shares for which they have authority in favor of the adjournment.  We may also adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies.  An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

Who Will Bear The Costs Of This Solicitation?

Proxies are being solicited by Innisfree M&A Incorporated, pursuant to its standard contract as proxy solicitor, the cost of which will be borne by us and is estimated to be approximately $6,500 plus out-of-pocket expenses.  We will pay the cost of this solicitation of proxies by mail.  Our officers and regular employees may also solicit proxies in person or by telephone without additional compensation.  We will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we will reimburse these persons for related postage and clerical expenses.  It is estimated that those costs will be approximately $60,000.

May I Revoke My Vote?

Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time, before it is exercised, by written notification delivered to our Secretary, by voting in person at the Annual Meeting, or by executing another proxy bearing a later date.

How Many Shares Do the Company’s Principal Shareholders, Directors and Executive Officers Own?

Set forth below is information, as of March 16, 2010, with respect to the beneficial ownership of our common stock by (i) each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of the common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers (as defined below) and (iv) all of our directors and executive officers as a group.  Except as otherwise indicated, to our knowledge, all shares are beneficially owned and investment and voting power is held by the persons named as owners.  None of the shares owned by directors or officers have been pledged.  The information in the table below is from publicly available information that may be as of dates earlier than March 16, 2010.  At this time, we are unaware of any shareholder owning five percent or more of the outstanding shares of common stock other than Charles E. and Susan T. Harris.  Unless otherwise provided, the address of each holder is c/o Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, New York 10018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Shares Owned(2)

Independent Directors:
W. Dillaway Ayres, Jr.	13,477	*
Dr. C. Wayne Bardin	35,578	*
Dr. Phillip A. Bauman	38,770(3)	*
G. Morgan Browne	40,000	*
Dugald A. Fletcher	35,760	*
Charles E. Ramsey	48,109	*
James E. Roberts	34,386	*
Richard P. Shanley	17,677	*

Interested Directors:
Douglas W. Jamison	335,197(4)	1.1
Lori D. Pressman	15,171	*

Named Executive Officers:
Alexei A. Andreev	293,863(5)	*
Sandra M. Forman	166,125(6)	*
Michael A. Janse	281,500(7)	*
Daniel B. Wolfe	209,776(8)	*

All directors and executive officers as a group (16 persons)	1,682,274(9)	5.2

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Shares Owned(2)

Five Percent Shareholders: Charles E. and Susan T. Harris c/o Lawrence B. Thompson, Esq. Emmet, Marvin & Martin, LLP 120 Broadway New York, NY 10271	1,736,515(10)	5.4
________________
* Less than 1 percent.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the "1934 Act").
(2)
The percentage of ownership is based on 30,859,593 shares of common stock outstanding as of March 16, 2010, together with the exercisable options for such shareholder, as applicable.  In computing the percentage ownership of a shareholder, shares that can be acquired upon the exercise of outstanding options are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes 5,637 shares owned by Ms. Milbry C. Polk, Dr. Bauman's wife; 100 shares owned by Adelaide Polk-Bauman, Dr. Bauman's daughter; 100 shares owned by Milbry Polk-Bauman, Dr. Bauman's daughter; and 100 shares owned by Mary Polk-Bauman, Dr. Bauman's daughter.  Ms. Milbry C. Polk is the custodian for the accounts of the three children.

(4)	Includes 31,428 shares and 303,769 shares that can be acquired upon the exercise of outstanding options.
(5)	Includes 11,909 shares and 281,954 shares that can be acquired upon the exercise of outstanding options.
(6)	Includes 8,814 shares, 250 shares owned by Mr. Edward B. Forman, Ms. Forman's husband, and 157,061 shares that can be acquired upon the exercise of outstanding options.
(7)	Amount represents 1,600 shares and 279,900 shares that can be acquired upon the exercise of outstanding options.
(8)	Includes 11,702 shares and 198,074 shares that can be acquired upon the exercise of outstanding options.
(9)	Includes 346,613 shares and 1,335,661 shares that can be acquired upon the exercise of outstanding options.
(10)	Pursuant to a 13D/A filed on February 22, 2010, includes 608,254 shares and 1,128,261 shares that can be acquired upon the exercise of outstanding options.

Set forth below is the dollar range of equity securities beneficially owned by each director and nominee as of March 16, 2010.

Name of Director or Nominee	Dollar Range of Equity Securities Beneficially Owned (1)(2)(3)

Independent Directors
W. Dillaway Ayres, Jr.	$50,001 - $100,000
Dr. C. Wayne Bardin	Over $100,000
Dr. Phillip A. Bauman	Over $100,000
G. Morgan Browne	Over $100,000
Dugald A. Fletcher	Over $100,000
Charles E. Ramsey	Over $100,000
James E. Roberts	Over $100,000
Richard P. Shanley	$50,001 - $100,000

Interested Directors
Douglas W. Jamison (4)	Over $100,000
Lori D. Pressman (5)	$50,001 - $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the 1934 Act.
(2)	The dollar ranges are: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000 and over $100,000.
(3)	The dollar ranges are based on the price of the equity securities as of March 16, 2010.
(4)	Denotes an individual who is an "interested person" as defined in the Investment Company Act of 1940 (the "1940 Act").
(5)	Denotes an individual who may be considered an "interested person" because of consulting work performed for us.

ELECTION OF DIRECTORS

(Proposal No. 1)

The 10 nominees listed below have been nominated to serve as our directors until the next annual meeting or until their respective successors are duly elected and qualified.  All nominees currently serve as directors.  Although it is not anticipated that any of the nominees will be unable or unwilling to serve, in the unexpected event that any such nominees should become unable or decline to serve, it is intended that votes will be cast for substitute nominees designated by our present Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES.

Nominees

Certain information, as of March 16, 2010, with respect to each of the 10 nominees for election at the Annual Meeting is set forth below, including their names, ages and a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company.  All of the nominees have agreed to serve if elected and consent to being referred to in this Proxy Statement.  The nominees for election as directors of the Company have been divided into two groups -- interested directors and independent directors.  Interested directors are "interested persons" as defined in the 1940 Act or persons who may be considered "interested persons" because of consulting work done for us.  We do not have an advisory board.

Interested Directors

Douglas W. Jamison.  Mr. Jamison, age 40, has served as Chairman and Chief Executive Officer since January  2009, as President and as Chief Operating Officer from January  2005 through December  2008, as Treasurer from March 2005 to May 2008, as a Managing Director since January 2004, as Chief Financial Officer from January 2005 through December 2007 and as Vice President from September 2002 through December 2004.  He has been a member of our Board of Directors since May 2007.  Since January 2009, he has served as Chairman and Chief Executive Officer of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of Harris & Harris Group, Inc.; since January 2005, he has served as a Director; and from January 2005 to December 2008 he served as President.  Mr. Jamison is a director of Ancora Pharmaceuticals, Inc., a privately held nanotechnology-enabled company in which we have an investment.  He is a board observer of ABS Materials, Inc., Mersana Therapeutics, Metabolon, Inc., Nextreme Thermal Solutions, Inc., and Solazyme, Inc., privately held nanotechnology-enabled companies in which we have investments.  He is Co-Editor-in-Chief of "Nanotechnology Law & Business."  He is Co-Chair of the Advisory Board, Converging Technology Bar Association and a member of the University of Pennsylvania Nano-Bio Interface Ethics Advisory.  From 1997 to 2002, he worked as a senior technology manager at the University of Utah Technology Transfer Office, where he managed intellectual property in physics, chemistry and the engineering sciences.  He was graduated from Dartmouth College (B.A.) and the University of Utah (M.S.).

Areas of Relevant Experience:  Corporate executive, venture capital, intellectual property, technology transfer and start-ups, entrepreneurism and finance and accounting.

Lori D. Pressman.  Ms. Pressman, age 52, has served as a member of our Board of Directors since March 2002.  She has served as a consultant to us on nanotechnology, microsystems, intellectual property and in our due diligence work on certain prospective investments.  She also acts as an observer for us at Board meetings of certain portfolio companies in the Boston area.  She is a business consultant providing advisory services to start-ups and venture capital companies, including certain of our portfolio companies.  She consults internationally on technology transfer practices and metrics for non-profit and government organizations.  She was graduated from the Massachusetts Institute of Technology (S.B., Physics) and the Columbia School of Engineering (MSEE).  She may be considered to be an "interested person" of the Company because of the consulting work she does for us.

Areas of Relevant Experience:  Intellectual property strategy and law, technology transfer and start-ups, technology, venture capital, valuations and entrepreneurism.

Independent Directors

W. Dillaway Ayres, Jr.  Mr. Ayres, age 59, has served as a member of our Board of Directors since November 2006.  He has served as the Chief Operating Officer of Cold Spring Harbor Laboratory, a research and educational institution in the biological sciences, since November 2000.  Prior to joining Cold Spring Harbor Laboratory in 1998, Mr. Ayres had a 20-year business career during which he worked as a corporate executive at Union Carbide, American Express and American Broadcasting Corporation, an investment banker and an entrepreneur at a venture capital-backed internet company.  He also served for five years at Veronis Suhler & Associates, a private equity firm.  He was graduated from Princeton University (A.B., English) and from the Columbia University Graduate School of Business (M.B.A., Finance).

Areas of Relevant Experience:  Capital markets and investment banking, risk management, finance and accounting, valuations, personnel and recruitment, technology transfer and start-ups, venture capital, entrepreneurism and corporate executive.

Dr. C. Wayne Bardin.  Dr. Bardin, age 75, has served as a member of our Board of Directors since December 1994.  Since 1996, he has served as the President of Bardin LLC, a consulting firm to pharmaceutical companies.  He also serves on the Board of Health Advocates for Older People.  His professional appointments have included: Professor of Medicine, Chief of the Division of Endocrinology, The Milton S. Hershey Medical Center of Pennsylvania State University, and Senior Investigator, Endocrinology Branch, National Cancer Institute.  He has also served as a consultant to several pharmaceutical companies.  He has been appointed to the editorial boards of 15 journals.  He has also served on national and international committees and boards for the National Institutes of Health, World Health Organization, The Ford Foundation and numerous scientific societies.  He was graduated from Rice University (B.A.), Baylor University (M.S., M.D.), and he received a Doctor Honoris Causa from the University of Caen, the University of Paris and the University of Helsinki.

Areas of Relevant Experience:  Healthcare and technology, start-ups and technology transfer, venture capital, corporate executive, compliance, valuations, and personnel and recruiting.

           Dr. Phillip A. Bauman.  Dr. Bauman, age 54, has served as a member of our Board of Directors since February 1998.  Since 1999, he has been Senior Attending of Orthopaedic Surgery at St. Luke's/Roosevelt Hospital Center in Manhattan, and since 2000, he has served as an elected member of the Executive Committee of the Medical Board of St. Luke's/Roosevelt Hospital.  He is a founding member and has been on the Board of Managers for the Hudson Crossing Surgery Center since 2005.  Since 1997, he has been Assistant Professor of Orthopaedic Surgery at Columbia University.  Since 1994, he has been Vice President of Orthopaedic Associates of New York.  Since 2005, he has consulted for Skyline Venture Partners, a venture capital firm specializing in healthcare companies.  He is an active member of the American Academy of Orthopaedic Surgeons, the American Orthopaedic Society for Sports Medicine, the American Orthopaedic Foot and Ankle Society, the New York State Society of Orthopaedic Surgeons, the New York State Medical Society and the American Medical Association.  He was graduated from Harvard College (A.B.), Harvard University (A.M., Biology) and the College of Physicians and Surgeons at Columbia University (M.D.).

Areas of Relevant Experience:  Healthcare and technology, venture capital, technology transfer and start-ups, entrepreneurism, compliance, personnel and recruiting, and corporate executive.

G. Morgan Browne.  Mr. Browne, age 75, has served as a member of our Board of Directors since June 1992.  Since 2004, he has been President and since 2000, a Trustee of Planting Fields Foundation, a supporting institution of Planting Fields Arboretum State Historic Park.  Since 2004, he has been a Director and Treasurer of Society for Preservation L.I. Antiquities.  Since 1987, he has been a Director of Huntington Hospital.  Since 2004, he has been Chairman of the OSI Pharmaceuticals Foundation, which supports cancer and diabetes patient care and science education.  He was a founding director of the New York Biotechnology Association.  He has also previously served as the Administrative Director and Chief Financial Officer of Cold Spring Harbor Laboratory and Chief Financial Officer of Lunn Industries, a manufacturing company.  He was graduated from Yale University (B.A.).

Areas of Relevant Experience:  Corporate executive, capital markets and investment banking, finance and accounting, and venture capital.

Dugald A. Fletcher.  Mr. Fletcher, age 80, has served as Lead Independent Director since November 2006.  Since 1996, he has served as a member of our Board of Directors.  Since 1984, he has served as President of Fletcher & Company, Inc., a management consulting firm.  He is currently a Trustee of the Gabelli Growth Fund and a Director of the Gabelli Convertible and Income Securities Fund, Inc.  Previously, he has served as a director and/or an executive officer for many financial services firms, including Baker Weeks & Co., Booz Allen Acquisition Services, Booz Allen and Hamilton, Paine Webber and three leveraged buyout firms.  He was graduated from Harvard College (A.B.) and Harvard Business School (M.B.A.).

Areas of Relevant Experience:  Compliance, risk management, 1940 Act/regulation, finance and accounting, capital markets and investment banking, valuations, venture capital and corporate executive.

Charles E. Ramsey.  Mr. Ramsey, age 67, has served as a member of our Board of Directors since October 2002. Since 1997, he has been a consultant in the area of human resources and venture capital.  He is a retired founder and principal of Ramsey/Beirne Associates, Inc., an executive search firm that specialized in recruiting top officers for high technology companies, many of which were backed by venture capital.  He is a member of the board of directors and Chairman Emeritus of Bridges to Community, a non-governmental organization dedicated to construction projects in Nicaragua.  As Chairman Emeritus, he serves on the Executive, Personnel and Administration and Fund Development Committees.  He was graduated from Wittenberg University (B.A.).

Areas of Relevant Experience:  Personnel and recruitment, venture capital, corporate executive, start-ups and technology transfer, entrepreneurism, valuations and technology.

James E. Roberts.  Mr. Roberts, age 64, has served as a member of our Board of Directors since June 1995.  Since October 2009, he has been Managing Vice President Corporate Underwriting with Tower Group, Inc.  Prior to joining Tower Group, Mr. Roberts was employed by AequiCap Group from January 2006 to October 2009, serving as President of AequiCap Insurance Company from January 2006 to October 2009, and as President of AequiCap Program Administrators from September 2007 to October 2009.  From November 2002 to October 2005, he was Executive Vice President and Chief Underwriting Officer of the Reinsurance Division of Alea North America Company and Senior Vice President of Alea North America Insurance Company.  He was graduated from Cornell University (A.B.).

Areas of Relevant Experience:  Risk management, compliance, capital markets and investment banking, valuations, finance and accounting, corporate executive and venture capital.

Richard P. Shanley.  Mr. Shanley, age 63, has served as a member of our Board of Directors since March 2007.  From February 2001 to December 31, 2006, he was a partner of Deloitte & Touche LLP.  During his over 30 years of public accounting experience, he served as lead audit partner on numerous audit engagements for public and private companies and companies making public stock offerings.  He served as lead audit partner primarily for biotech, pharmaceutical and high-tech companies, including companies enabled by nanotechnology.  He has been actively involved on the Biotech Council of New Jersey, the New Jersey Technology Council, the New York Biotechnology Association, the Connecticut Venture Group, the Biotechnology Industry Organization and the NanoBusiness Alliance.  He is a member of the board of directors of Redpoint Bio Corporation, a publicly held biotechnology company.  He is an active member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants.  He is currently serving his fifth term on the New York State Society of CPA's Professional Ethics Committee and as of June 2009 is chairing that committee.  He is a licensed Certified Public Accountant in New York.  He was graduated from Fordham University (B.S.) and Long Island University (M.B.A. in Accounting).

Areas of Relevant Experience:  Finance and accounting, valuations, compliance, risk management and entrepreneurism.

Board of Directors and Committees

In 2009, there were six meetings of the Board of Directors of the Company, and the full Board acted six times by unanimous written consent.  During 2009, no director attended fewer than 75 percent of the total Board of Directors' meetings and applicable committee meetings on which each director served.

Our policy is that our directors are encouraged to attend annual meetings of shareholders.  In 2009, all but one of the Company's directors attended the annual meeting of shareholders.

Board Leadership Structure

The Board of Directors does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer.  The Board believes it should be free to choose its Chairman of the Board in any way that it deems best for the Company at any given point in time.  Mr. Jamison, the current Chairman of the Board and Chief Executive Officer is an "interested person" of the Company (as defined in Section 2(a)(19) of the 1940 Act).  At present, the Board of Directors believes that Mr. Jamison’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its shareholders.  Mr. Jamison possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees, and portfolio companies, particularly during times of turbulent economic conditions.  The Board of Directors also believes that combining the Chairman of the Board and Chief Executive Officer roles is appropriate given our current asset size, bearing in mind the goal of keeping costs as low as possible.

The Board members also believe that the Lead Independent Director plays an important role and fulfills most of the benefits to the Company of having an independent Chairman without the full expense of hiring an independent Chairman.  The Lead Independent Director’s duties include acting as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, providing the Chairman with input regarding agenda items for Board and Committee meetings, coordinating with the Chairman to provide information to the independent directors regarding their duties, coordinating the activities of the Independent Directors, including performing the role of Chairman of the Independent Directors Committee, coordinating the agenda for and moderating sessions of the Board's Independent Directors and other non-employee directors, and facilitating communications between the other members of the Board, between the board and senior management, and between the Chief Compliance Officer and the Board.  The Board believes that this approach appropriately and effectively complements the combined Chief Executive Officer/Chairman structure.

In addition, most of the Directors, other than Mr. Jamison and Ms. Pressman, are independent, and the Board believes that the Independent Directors provide effective oversight of management.  Moreover, in addition to feedback provided during the course of Board meetings, the Independent Directors have regular executive sessions.  Also, the Independent Directors serve as the chairperson for all Board Committees (other than the Executive Committee) and meet on a quarterly basis in executive session with the Chief Compliance Officer.

Board’s Role in Risk Oversight

The Board as a whole, under the direction of the Lead Independent Director, has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the Board.  The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and the controls that management uses to mitigate those risks.  Members of the senior management team meet annually to review the current risks for the Company’s business, and to ensure that the compliance policies and procedures are revised along with changes to the current risks.  The risks and the amended policies and procedures are presented to the Board of Directors for their input and approval at least annually.  In addition, commencing in 2010, members of the senior management team meet quarterly to review strategic risks, and report to the Board about these discussions as appropriate.

Additionally, the Board Committees assist the full Board in risk assessment.  The Independent Directors Committee meets regularly in executive session, with and without the Chief Compliance Officer, and oversees compliance and strategic risks of the Company.  It also oversees the compliance policies and procedures of the Company and its service providers.  The Audit Committee oversees compliance by the Company with legal and regulatory requirements.   Specifically, the Audit Committee discusses with the Company’s management and independent registered public accountants the integrity of the Company’s financial reporting processes and controls, particularly the controls in areas representing significant financial and business risks.  The Audit Committee Chairman meets independently with the registered public accountants and the other outside accounting firms.  The Compensation Committee reviews risks related to compensation policies and procedures.  The Nominating Committee considers risk assessment skills when considering nominees for the Board of Directors.  The Board has appointed all independent members of the Board to the Valuation Committee to have oversight of valuation risk.

Communications with the Board of Directors

Shareholders and other interested parties may contact the Board, Dugald A. Fletcher, our Lead Independent Director, or any member of the Board by mail.  To communicate with the Board, the Lead Independent Director or any member of the Board, correspondence should be addressed to the Board or the Board members with whom you wish to communicate, by either name or title.  All such correspondence should be sent c/o Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, New York 10018.  Such correspondence will be forwarded to the appropriate board member or members after screening to eliminate marketing and junk mail.

Board Committees

The Company's Board of Directors currently has six committees comprised of the following members in 2009, all of whom except Mr. Jamison are independent under the rules of the Nasdaq Global Market and "not interested" directors for the purposes of the 1940 Act:

Executive	Audit	Compensation

Douglas W. Jamison(1)	Richard P. Shanley(1)	James E. Roberts(1)
W. Dillaway Ayres Dr. C. Wayne Bardin	W. Dillaway Ayres G. Morgan Browne	Dr. Phillip A. Bauman Dugald A. Fletcher
Dugald A. Fletcher	Dugald A. Fletcher	Richard P. Shanley
Charles E. Ramsey	James E. Roberts

Nominating	Valuation	Independent Directors

Charles E. Ramsey(1)	G. Morgan Browne(1)	Dugald A. Fletcher(1)
Dr. C. Wayne Bardin	W. Dillaway Ayres	W. Dillaway Ayres
Dr. Phillip A. Bauman	Dr. C. Wayne Bardin	Dr. C. Wayne Bardin
G. Morgan Browne	Dr. Phillip A. Bauman	Dr. Phillip A. Bauman
	Dugald A. Fletcher	G. Morgan Browne
	Charles E. Ramsey	Charles E. Ramsey
	James E. Roberts	James E. Roberts
	Richard P. Shanley	Richard P. Shanley
(1)           Denotes the Chairman of the Committee.

Executive Committee. The Executive Committee may meet from time to time between regular meetings of the Board of Directors for strategic planning and to exercise the authority of the Board to the extent provided by law.  The Executive Committee met once and did not act by unanimous written consent in 2009.

Audit Committee. The Audit Committee (i) oversees all material aspects of our accounting and financial reporting processes, internal control and audit functions; (ii) monitors the independence and performance of our independent registered public accountants; (iii) provides a means for open communication among our independent registered public accountants, financial and senior management, and the Board; and (iv) oversees compliance by us with legal and regulatory requirements.

The Audit Committee operates pursuant to a written charter approved by our Board of Directors.  A current copy of the Audit Committee Charter of the Company is available on our website (http://www.hhvc.com/governance.cfm).  The Audit Committee Charter sets out the responsibilities, authority and duties of the Audit Committee.  The Audit Committee met four times and did not act by unanimous written consent in 2009.  The Audit Committee has selected, and a majority of the Board of Directors has ratified, PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to shareholder approval.

Audit Committee's Pre-Approval Policies

In 2009, the Audit Committee of the Company has pre-approved all audit and non-audit services provided by PwC to us.  The Audit Committee's Pre-Approval Policies and Procedures provide that the Audit Committee (or the Chairman pursuant to delegated authority) must pre-approve all auditing services and permitted non-audit services and that all such requests to provide services must be submitted to the Audit Committee or the Chairman, as the case may be, by both the independent auditor and the Chief Financial Officer.

The Audit Committee has determined that the provision of non-audit services that were provided during 2009 is compatible with maintaining PwC's independence in performing audit services for the Company.

Audit Committee Report

Our Audit Committee presents the following report:

The Audit Committee of the Company has performed the following functions: (i) the Audit Committee reviewed and discussed the audited financial statements of the Company with management, (ii) the Audit Committee discussed with the independent auditors the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (iii) the Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors' independence, and (iv) based on the review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year.

Respectfully,

Members of the Audit Committee

Richard P. Shanley (Chairman)
Dugald A. Fletcher
W. Dillaway Ayres
G. Morgan Browne
James E. Roberts

Compensation Committee.  The Compensation Committee of the Board (the "Committee") annually reviews and approves corporate goals and objectives relevant to total compensation -- that is, changes in components of total compensation, including base salary, bonus and equity incentive plan compensation -- of the Chief Executive Officer and other executive officers, evaluates their performance against these goals and objectives, and, based on its evaluation, sets their total compensation.  The Committee is composed entirely of Independent Directors, as defined in the 1940 Act and under the NASDAQ listing standards.  Each of the committee members is also a "non-employee director" as defined in Section 16 of the 1934 Act, and is an "outside director," as defined by Section 162(m) of the Internal Revenue Code of 1986 (the "Code").  The Committee also annually reviews benefits for all employees.  The details of the processes and procedures involved in the establishment of executive compensation and benefits are described in the Compensation Discussion & Analysis ("CD&A") beginning on page 20.  The Committee met five times and did not act by unanimous written consent in 2009.

The Company's full Board ultimately makes the final decisions regarding the Chief Compliance Officer's compensation as required by Rule 38a-1 under the 1940 Act and also approves grants under the Equity Incentive Plan made by the Committee for all employees.

The Compensation Committee Charter is available on the Company's website (http://www. hhvc.com/governance.cfm).

Role of Compensation Consultant

In 2009, the Committee again engaged Johnson Associates to advise it on relevant executive pay and related issues.  Mr. Roberts, the Chairman of the Committee, with the assistance of Ms. Forman, in her role as Director of Human Resources, provided information to Johnson Associates regarding the role of each employee, our perceived competition and the Committee's goals with respect to compensation in general and specifically the granting of long-term and short-term equity incentive awards.  Mr. Jamison, our Chief Executive Officer, also participated in conversations with Johnson Associates regarding the granting of long-term and short-term equity incentive awards.  During 2009, Johnson Associates assisted the Committee by:

•
Reviewing the Company's cash compensation and competitive market data with respect to private venture capital firms, asset management firms, public companies with similar market capitalizations and compliance professionals;

•	Reviewing and providing recommendations for the option awards to be granted to employees in 2010; and

•	Reviewing the CD&A.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks or insider participation on the Committee in 2009.

All members of the Committee are independent directors and none of the members are present or past employees of the Company.  No member of the Committee: (i) has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the 1934 Act; or (ii) is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

Compensation Committee Report on Executive Compensation

Our Compensation Committee presents the following report:

The Committee has reviewed and discussed the CD&A with management and has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Respectfully,

Members of the Compensation Committee

James E. Roberts (Chairman)
Dr. Phillip A. Bauman
Dugald A. Fletcher
Richard P. Shanley

Nominating Committee. The Nominating Committee acts as an advisory committee to the Board by identifying individuals qualified to serve on the Board as directors and on committees of the Board, and to recommend that the Board select the Board nominees for the next annual meeting of shareholders.  The Nominating Committee met twice and did not act by unanimous written consent in 2009.

The Nominating Committee annually reviews the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole.  This assessment includes a consideration of independence, potential conflicts of interest, diversity, age, skills, including risk assessment skills and specific past experience or particular expertise that would be useful to the Company, and industry backgrounds and knowledge in the context of the needs of the Board and the Company. The Nominating Committee also considers the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner.  Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation in meetings.  In particular, the Nominating Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s business.

While the Company’s Corporate Governance Guidelines do not prescribe diversity standards other than diversity of experience, as a matter of practice, the Nominating Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (skills, industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.  The Board of Directors believes that director nominees should not be chosen nor excluded solely or largely because of age, race, color, gender, national origin or sexual orientation or identity.  Most important, the Board of Directors believes that diversity of experience is an important factor to consider when evaluating nominees because of the breadth of our business as a publicly traded, venture capital firm, operating as a business development company in many different industries relating to nanotechnology.

The Nominating Committee evaluates all candidates for the Board based on the above qualifications, regardless of whether the candidate was nominated by an officer, Board member or shareholder.  The Nominating Committee also conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, by reviewing the considerations described above and past contributions to the Board.

The Nominating Committee will consider director candidates recommended by shareholders.  In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate.  The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.  To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include:

•	The name of the shareholder and evidence of the person's ownership of shares of the Company, including the number of shares owned and the length of time of ownership;

•
The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected by the Nominating Committee and nominated by the Board; and

•	If requested by the Nominating Committee, a completed and signed director's questionnaire.

The shareholder recommendation and information described above must be sent to the Company's Corporate Secretary, c/o Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, New York 10018, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of shareholders or, if the meeting has moved by more than 30 days, a reasonable amount of time before the meeting.

Preliminary interviews of director candidates may be conducted by the Chairman of the Nominating Committee or, at his request, any other member of the Nominating Committee, the Lead Independent Director and the Chairman of the Board.  Background material pertaining to director candidates is distributed to the members of the Nominating Committee for their review.  Director candidates who the Nominating Committee determines merit further consideration are interviewed by the Chairman of the Nominating Committee and such other Nominating Committee members, directors and key senior management personnel as determined by the Chairman of the Nominating Committee.  The results of these interviews are considered by the Nominating Committee in its deliberations.  We do not currently pay any third party a fee to assist in the process of identifying and evaluating candidates.

The Nominating Committee operates pursuant to a written charter approved by our Board of Directors.  The Nominating Committee Charter sets out the responsibilities, authority and duties of the Nominating Committee.  The Nominating Committee Charter is available on our website (http://www. hhvc.com/governance.cfm).

Valuation Committee. The Valuation Committee has the full power and authority of the Board in reviewing and approving the valuation of our securities for reporting purposes, pursuant to our Valuation Procedures that were established and approved by the Board of Directors.  The Valuation Committee met five times and did not act by unanimous written consent in 2009.

Independent Directors Committee. The Independent Directors Committee has the responsibility of proposing corporate governance and long-term planning matters to the Board of Directors, overseeing compliance and making the required determinations pursuant to the 1940 Act.  All of the Independent Directors are members of the committee.  The Independent Directors Committee met four times and did not act by unanimous written consent in 2009.

Executive Officers

Our executive officers who are not nominees for directors are set forth below.  Information relating to our executive officers who are nominees for directors is set forth under "Election of Directors – Nominees."  Our executive officers are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

Daniel B. Wolfe.  Mr. Wolfe, age 33, has served as President and Chief Operating Officer since January 2009, as Chief Financial Officer and as a Managing Director since January 2008 and as Treasurer since May 2008.  He served as Principal from January 2007 to January 2008, as Senior Associate from January 2006 to January 2007, and as Vice President from July 2004 to January 2008.  Since January 2009, he has served as President of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of the Company; and since October 2008 he has served as a Director.  He is a Director of Enumeral Technologies, Inc., Laser Light Engines, Inc., Nextreme Thermal Solutions, Inc. and SiOnyx, Inc., privately held nanotechnology-enabled companies in which we have investments.  Prior to joining us, he served as a consultant to Nanosys, Inc. (from 2002 to 2004), to CW Group (from 2001 to 2004) and to Bioscale, Inc. (from January 2004 to June 2004).  He was graduated from Rice University (B.A., Chemistry), where his honors included the Zevi and Bertha Salsburg Memorial Award in Chemistry and the Presidential Honor Roll, and from Harvard University (A.M., Ph.D., Chemistry), where he was a NSF Predoctoral Fellow.

At our request, Mr. Wolfe was interim Chief Executive Officer of Evolved Nanomaterial Sciences, Inc. ("ENS"), one of our portfolio companies, from July 1, 2007, to September 28, 2007.  ENS filed for Chapter 7 bankruptcy on September 30, 2007.

Alexei A. Andreev.  Mr. Andreev, age 38, has served as an Executive Vice President and as a Managing Director since March 2005.  From 2002 to March 2005, he was an Associate with Draper Fisher Jurvetson, a venture capital firm.  He is a Director of Xradia, Inc., a privately held nanotechnology-enabled company in which we have an investment.  He is a board observer of CFX Battery, Inc., Cobalt BioFuels, Inc., D-Wave Systems, Inc., Kovio, Inc., Molecular Imprints, NeoPhotonics, Inc., and PolyRemedy, Inc., privately held nanotechnology-enabled companies in which we have investments.  From 2002 to 2009, he was also a Director of American Business Association of Russian Speaking Professionals Club, a non-profit organization.  He was graduated with honors in Engineering/Material Sciences (B.S.), in Solid State Physics (Ph.D.) from Moscow Steel and Alloys Institute and from Stanford Graduate School of Business (M.B.A.).

Michael A. Janse.  Mr. Janse, age 41, has served as an Executive Vice President and as a Managing Director since April 2007.  From January 2007 to April 2007, he was a Principal with ARCH Venture Partners and was an Associate from June 2002 to January 2007, following earlier roles as an intern and then consultant.  He is a director of Adesto Technologies Corp., Innovalight, Inc., and Laser Light Engines, Inc., privately held nanotechnology-enabled companies in which we have investments.  He is a board observer of BridgeLux, Inc., Cambrios Technology Corporation, Crystal IS, Inc., and Siluria Technologies, Inc. privately held nanotechnology-enabled companies in which we have investments. He was graduated from Brigham Young University (B.S., Chemical Engineering) and The University of Chicago (M.B.A.).

Sandra Matrick Forman, Esq.  Ms. Forman, age 44, has served as General Counsel, as Chief Compliance Officer and as Director of Human Resources since August 2004, and as our Corporate Secretary since January 1, 2009.  Prior to joining us, she was an Associate at Skadden, Arps, Slate, Meagher & Flom LLP, in the Investment Management Group.  She was graduated from New York University (B.A.), where her honors included National Journalism Honor Society, and from the University of California Los Angeles (J.D.), where her honors included Order of the Coif and membership on the Law Review.  She is currently a member of the working group for the National Venture Capital Association model documents.

Misti Ushio.  Ms. Ushio, age 38, has served as a Principal since January 2010, as a Vice President since May 2007 and an Associate from May 2007 to December 2009. From June 2006 to May 2007, Ms. Ushio was a Technology Licensing Officer at Columbia University.  From May 1996 to May 2006, she was employed by Merck & Co., Inc., most recently as a Senior Research Biochemical Engineer with the Bioprocess R&D group. She is a member of the Nanotechnology Institute Corporate Advisory Group of Philadelphia, Pennsylvania.  She is a director of Ancora Pharmaceuticals, Inc. and Enumeral Technologies, Inc., privately held nanotechnology-enabled companies in which we have investments.  She is a board observer of BioVex Group, Inc., Ensemble Discovery, Inc., Mersana Therapeutics, Inc., and Tetravitae Bioscience, Inc., privately held nanotechnology-enabled companies in which we have investments.  She was graduated from Johns Hopkins University (B.S., Chemical Engineering), Lehigh University (M.S., Chemical Engineering) and University College London (Ph.D., Biochemical Engineering).

Patricia N. Egan. Ms. Egan, age 35, has served as Chief Accounting Officer, as a Vice President and as Senior Controller since June 2005.  From June 2005 to December 2005, from August 2006 to March 2008 and from May 2008 to December 31, 2008, she served as an Assistant Secretary.  Since January 2006, she has served as Treasurer and as Secretary of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of the Company.  From 1996 to 2005, she was employed by PwC, most recently as a Manager in its financial services group. She was graduated from Georgetown University (B.S., Accounting), where her honors included the Othmar F. Winkler Award for Excellence in Community Service.  She is a Certified Public Accountant.

Mary P. Brady. Ms. Brady, age 48, has served as a Vice President and as Controller since November 2005.  From November 2005 to March, 2008, she served as an Assistant Secretary.  From 2003 through 2005, she served as a senior accountant at Clarendon Insurance Company in its program accounting group.  Prior to that, she was a Senior Associate at PwC in its financial services group.  She was graduated Summa Cum Laude from Lehman College (B.S., Accounting).  She is a Certified Public Accountant.

Related Party Transactions

In the ordinary course of business, the Company enters into transactions with portfolio companies that may be considered related-party transactions.  Other than these transactions, for the fiscal year ended December 31, 2009, there were no transactions, or proposed transactions, exceeding $120,000 in which the Company was or is a participant in which any related person had or will have a direct or indirect material interest.

In order to ensure that the Company does not engage in any prohibited transactions with any persons affiliated with the Company, the Company has implemented procedures, which are set forth in the Company's Compliance Manual.  Our Audit Committee must review in advance any "related-party" transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which such related party had, or will have, a direct or indirect material interest.  The Board of Directors reviews these procedures on an annual basis.

In addition, the Company's Code of Conduct for Directors and Employees ("Code of Conduct"), which is signed by all employees and directors on an annual basis, requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual's personal interests and the interests of the Company.  Pursuant to the Code of Conduct, which is available on our website (http://www.hhvc.com/governance.cfm), each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the Chief Compliance Officer.  The Independent Directors Committee is charged with monitoring and making recommendations to the Board of Directors regarding policies and practices relating to corporate governance.  If there were any actions or relationships that might give rise to a conflict of interest, such actions or relationships would be reviewed and pre-approved by the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10 percent of our common stock, to file reports (including a year-end report) of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and to furnish the Company with copies of all reports filed.

Based solely on a review of the forms furnished to us, or written representations from certain reporting persons, we believe that all persons who were subject to Section 16(a) in 2009 complied with the filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview

This Compensation Discussion & Analysis ("CD&A") describes the material elements of compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and the three most highly paid executive officers (other than the principal executive officer and the principal financial officer) serving as such at the end of 2009 (the "named executive officers"):

•	Douglas W. Jamison, Chairman, Chief Executive Officer and a Managing Director;
•	Daniel B. Wolfe, President, Chief Operating Officer, Chief Financial Officer and a Managing Director;
•	Alexei A. Andreev, Executive Vice President and a Managing Director;
•	Michael A. Janse, Executive Vice President and a Managing Director; and
•	Sandra M. Forman, General Counsel, Chief Compliance Officer, Director of Human Resources and Corporate Secretary.

This CD&A focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year.  We also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation for the last completed fiscal year.  Pursuant to our Compensation Committee's written charter, the Committee oversees the design and administration of our executive compensation program.  The Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive.

Compensation Program Objectives and Philosophy

In General. The objectives of the Company's compensation program are to:

•	attract, motivate and retain employees by providing market-competitive compensation while preserving company resources;

•	maintain our leadership position as a venture capital firm specializing in nanotechnology and microsystems; and
•	align management's interests with shareholders' interests.

To achieve the above objectives, the Committee designed a total compensation program in 2009 for our named executive officers composed of a base salary, a bonus opportunity and equity awards in the form of stock options.  The Committee believes that the equity component of compensation is a crucial component of our compensation package.  Stock options have been utilized for short-term and long-term incentive, and to make the Company's compensation program more competitive, particularly with compensation programs of private partnerships that, unlike the Company, are able to award carried interest taxable as long-term gains and to permit co-investments in deals.  Our executive compensation programs and related data are reviewed throughout the year and on an annual basis by the Committee to determine whether the compensation program is providing its intended results.

The Committee believes that retention is especially important for a company of our size (11 employees) and the specialized nature of our business.  Our employees have been selected and trained to support our focus on investment in companies enabled by nanotechnology and microsystems, and the administration necessary to comply with the specialized regulatory environment required of a business development company.  Our nanotechnology focus requires highly specialized scientific knowledge.  There are relatively few individuals who have both such scientific knowledge and venture capital experience.  Additionally, our business development company structure requires specialized management, administrative, legal and financial knowledge of our specific regulatory regime.  Because there are very few business development companies, it could be difficult to find replacements for certain executive, legal and financial positions.

Competitive Market.  For our investment team members, the competition for retention and recruitment is primarily private venture capital firms, hedge funds, asset management firms, venture-backed nanotechnology companies and, to a lesser extent, investment banking firms.  Venture capital funds commonly pay at least 20 percent of the realized profits (including capital gains), or carried interest, of each newly raised fund to the management firm, which awards interests to its partners and employees.  For our legal and accounting professionals, in addition to the foregoing, the competition is other public companies without regard to industry, asset management companies and legal and accounting firms.  The Company does not have a readily identifiable peer group, because most business development companies are not early-stage venture capital companies, and most other early-stage venture capital companies are not publicly traded.  Thus, we do not emphasize the use of peer comparison groups in the design of our compensation program.  As one factor in determining compensation, we utilize compensation comparables, on an individual basis, to the extent that they seem appropriately analogous, as provided to the Committee by an independent compensation consultant.

Compensation Process. On an annual basis, the Committee reviews and approves each element of compensation for each of our executive officers, taking into consideration the recommendation of our Chief Executive Officer (for compensation other than his own) in the context of the Committee's compensation philosophy, to ensure that the total compensation program and the weight of each of its elements meets the overall objectives discussed above.  For the Chief Compliance Officer, the Committee recommends her compensation to the full Board, for approval by at least a majority of the non-interested directors (as defined in Section 2(a)(19) of the 1940 Act).  None of our employees have employment agreements and they are all at will employees.

In 2009, an independent compensation consultant, Johnson Associates, supplied the Committee with market data on all positions.  The information provided for 2009 was for private equity firms, venture capital firms and investment management firms, and was adjusted to reflect compensation for a venture capital firm with $100 – $200 million in assets under management.  Data was also provided for public companies with comparable market capitalizations.  Further data was provided for 1940 Act compliance personnel (collectively, the "Identified Group").  The independent consultant did not identify the names of companies included in the Indentified Group.

The Committee considers recommendations from the Chief Executive Officer regarding compensation, along with factors such as individual performance, current and potential impact on Company performance, reputation, skills and experience.  When determining compensation, the Committee considers the importance of retaining certain key officers whose replacement would be challenging owing to the Company's status as a 1940 Act company and owing to its nanotechnology specialty.  The Committee also considers the highly specialized nature of certain positions in determining overall compensation.

When addressing executive compensation matters, the Committee generally meets outside the presence of all executive officers except our Chief Executive Officer and our General Counsel, each of whom leaves the meeting when his/her compensation is reviewed.

Regulatory Considerations.  The 1940 Act permits business development companies to either pay out up to 20 percent of net income after taxes through the implementation of a profit-sharing plan or issue up to 20 percent of shares issued and outstanding through implementation of a stock-option plan.  The exercise price of stock options may not be less than the current market value at the date of issuance of the options.

We have applied for exemptive relief from the SEC to permit us to issue restricted stock to employees pursuant to the Harris & Harris Group, Inc. 2006 Equity Incentive Plan (the "Stock Plan") and to permit non-employee directors to participate in the Stock Plan.  Until such time as we receive such exemptive relief and such provisions are approved by shareholders, we will not issue any shares of restricted stock, and our non-employee directors will not participate in the Stock Plan.

The Company has been informed that the SEC has commenced its review of the exemptive application, and we have received and responded to formal written comments.  We cannot, however, evaluate whether or when an order regarding our application for the relief requested may be granted.

We have also designed our Stock Plan with the intention that awards made thereunder generally will qualify as performance-based compensation under Section 162(m) of the Code, but we reserve the right to pay amounts thereunder that do not qualify as such performance-based compensation if we determine such payments to be appropriate in light of our compensation objectives from time to time.  Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation paid to their chief executive officer or any of their three other most highly compensated executive officers (other than the chief financial officer), to the extent that compensation exceeds $1 million per covered officer in any fiscal year.  However, if compensation qualifies as performance-based, the limitation does not apply.

Our status for federal income taxes purposes as a regulated investment company under Subchapter M of the Code makes the deductibility of our compensation arrangements a much less important factor for the Committee to consider than it would be if we were an operating company.  The Company presently has more operating expenses than it can deduct for tax purposes, even before equity compensation.  As a regulated investment company, the Company cannot, however, deduct operating expenses from its long-term capital gains, which are its most significant form of income.  In addition, under Subchapter M of the Code, the Company cannot carry forward or backward any unused operating expenses from one year to future or prior tax years.

Compensation Components

The principal elements of our executive compensation program for 2009 are base salary, bonus, equity and other benefits and perquisites.  The Committee believes that each element is essential to achieve the Company's objectives as set forth above.  The Committee is mindful of keeping cash compensation expenses at as low a level of total operating expenses as is consistent with maintaining the Company's competitiveness to attract and retain high-quality employees.

Base Salaries.  We recognize the need to pay our named executive officers, and other employees, a competitive annual base salary.  We review base salaries for our named executive officers annually.  In 2009, the Committee compared salary ranges for all executive officers against the Identified Group.  Base salaries are generally adjusted annually for inflation and also based on changes in the marketplace and an executive's individual performance, salary position among peers, career growth potential and/or a change in responsibilities.  All of the Managing Directors and Ms. Forman are paid the same base salary.

Other than cost of living adjustments, none of the named executive officers received material salary increases in 2009.  There presently are no contemplated increases in base salary, nor cost of living adjustments for any of the named executive officers in 2010.

Bonuses.  We have been informed by the Committee’s independent compensation consultant that historically our overall compensation has not always been competitive for our named executive officers because we have not always paid bonuses.  If the named executive officers do not receive sufficient cash from base salary in a given year to provide market-competitive total compensation, as determined by the Committee, and based on advice from the independent compensation consultant, the Committee may pay the named executive officers cash bonuses.  In general, we have historically refrained from increasing base salaries, other than cost of living adjustments, from year to year, even when market data has supported an increase, and have used the ability to provide bonuses at the end of the year to provide market-competitive total compensation.  We believe this strategy has provided management with the greatest flexibility in managing expenses.  In 2009, the named executive officers each received a bonus of $50,000 for Messrs. Jamison, Wolfe, Andreev and Janse, and $30,000 for Ms. Forman.  The Committee believes that retention of key employees is crucial because of the specialized nature of our business as described more fully below.  Based on market conditions, our cash position and the size of our assets, the Committee may exercise its discretion to (1) award additional bonuses based on individual employee performance, or (2) not award bonuses that are market competitive.  Based on conversations with the Committee’s compensation consultant, Johnson Associates, we believe that the compensation comparables of the Identified Group in 2010 for our Managing Directors will be at or above the levels reported in 2009.  If the compensation comparables are indeed at or above these levels, we would expect to pay bonuses to our Managing Directors in 2010.

Equity Incentive Awards.

In General

In 2009, we have provided the opportunity for our named executive officers and other employees to earn long-term and short-term equity incentive awards.  Equity incentive awards in the form of options potentially generate cash for the Company that can be used for portfolio company investments and for working capital.  In 2010, we anticipate that equity incentive awards will generally be long-term options with an expiration period of five years.

Long-Term Equity Incentive Awards

Long-term equity incentive awards provide employees with the incentive to stay with us for long periods of time, which in turn provides us with greater stability.  In 2009, 46 percent of options granted expire in five to ten years and were considered long-term equity incentive awards.  Long-term equity incentive awards are meant to substitute for carried interest that our investment professionals would receive were they employed by private-sector venture capital firms, which typically pay at least 20 percent of profits before any taxes.  Further, that carried interest is usually in the form of long-term capital gains, not ordinary income.

Short-Term Equity Incentive Awards

Short-term equity incentive awards help to motivate employees in the short term.  Short-term options are also meant to substitute for carried interest that our investment professionals would receive were they employed by private-sector venture capital firms.  Short-term equity incentive awards also permit each executive officer to increase his/her ownership in Company stock, pursuant to minimum share ownership guidelines established by our Board.  Short-term vesting periods have the potential of generating cash for the Company in the short term, through the purchase of stock in the course of the exercise of options that can be used for making venture capital investments and for working capital.  In 2009, 54 percent of option awards were short-term awards that expire within two years from the date of grant.  In 2010, the Committee does not plan to grant any short-term equity incentive awards that expire within two years from the date of grant.

Awards Under the Stock Plan

In accordance with the Stock Plan, which was approved by shareholders at the 2006 Annual Meeting of Shareholders, the Committee can issue options from time to time for up to 20 percent of the total shares of stock issued and outstanding.  Thus, the number of shares of stock able to be reserved for the grant of awards under the Stock Plan will automatically increase (or decrease) with each increase (or decrease) in the number of shares of stock issued and outstanding.  The Board may increase the number of shares reserved for stock option grants (currently 5,171,915) from time to time as the number of outstanding shares increases.  The Committee may grant awards under the Stock Plan to the full extent permitted at the time of each grant in order to compete with the Identified Group by retaining the specially qualified and trained personnel that have been carefully recruited and developed for the Company's specialized business.  Because our primary competitors are organized as private partnerships, they do not have the overhead of a publicly traded company.  As a consequence, unlike the Company, they can afford for cash compensation to be a large percentage of their total expenses.  Unlike us, they are not prohibited from paying out at least 20 percent of their profits to key employees, primarily in the form of long-term capital gains.  They also, unlike us, are permitted to grant their employees co-investment rights.

Under the Stock Plan, no more than 25 percent of the shares of stock reserved for the grant of the awards under the Stock Plan may be restricted stock awards at any time during the term of the Stock Plan.  If any shares of restricted stock are awarded, such awards will reduce on a percentage basis the total number of shares of stock for which options may be awarded.  If we do not receive exemptive relief from the SEC to issue restricted stock, all shares granted under the Stock Plan must be subject to stock options.  If we were to receive such exemptive relief and were to issue the full 25 percent of the shares of stock reserved for grant under the Stock Plan as restricted stock, no more than 75 percent of the shares granted under the Stock Plan could be subject to stock options.  No more than 1,000,000 shares of our common stock may be made subject to awards under the Stock Plan to any individual in any year.

On March 18, 2009, the Committee and the full Board of Directors of the Company approved a grant of individual Non-Qualified Stock Option ("NQSO") awards for certain officers and employees of the Company. Options to purchase a total of 329,999 shares of stock were granted with vesting periods ranging from March 2010 to March 2013, and with an exercise price of $3.75, which was the closing price of our shares of common stock as quoted on the Nasdaq Global Market on March 18, 2009.  The awards were to become fully vested and exercisable prior to the date or dates in the vesting schedule if (1) the market price of the shares of our stock reaches $6 per share at the close of business on three consecutive trading days on the Nasdaq Global Market or (2) the Board of Directors accepts an offer for the sale of substantially all of the Company's assets.  Upon exercise, the shares would be issued from our previously authorized but unissued shares.

At the close of business on July 28, 2009, the price of our stock reached $6.00 for the third consecutive trading day on the Nasdaq Global Market.  Pursuant to the terms of the stock options granted on March 18, 2009, the vesting schedule accelerated and all 329,999 options became immediately vested and exercisable.

On May 13, 2009, the Committee and the full Board of Directors of the Company approved a grant of individual NQSO awards for certain officers and employees of the Company.  The terms and conditions of the stock options granted were set forth in award agreements between the Company and each award recipient entered into on that date.  Options to purchase a total of 200,000 shares of stock were granted with vesting periods ranging from November 2009 to May 2013, and with an exercise price of $4.46, which was the closing price of our shares of common stock as quoted on the Nasdaq Global Market on May 13, 2009.  The awards may become fully vested and exercisable prior to the date or dates in the vesting schedule if the Board of Directors accepts an offer for the sale of substantially all of the Company's assets.  Upon exercise, the shares would be issued from our previously authorized but unissued shares.

On November 11, 2009, the Committee and the full Board of Directors of the Company approved a grant of individual NQSO awards for certain officers and employees of the Company.  Options to purchase a total of 200,000 shares of stock were granted with vesting periods ranging from November 2010 to November 2012, and with an exercise price of $4.49, which was the closing price of our shares of common stock as quoted on the Nasdaq Global market on November 11, 2009.  The awards may become fully vested and exercisable prior to the date or dates in the vesting schedule if the Board of Directors accepts an offer for the sale of all or substantially all of the Company's assets.  Upon exercise, the shares would be issued from our previously authorized but unissued shares.

In 2009, the Committee granted the same number of stock options to each of the Managing Directors regardless of any other corporate duties that an individual Managing Director may have.  Ms. Forman generally receives a smaller number of options than the Managing Directors.

The number of options per employee and the vesting and expiration dates were originally proposed by the independent consultant after conversations with the Chairman of the Committee and input from the Chief Executive Officer (with respect to options other than his own).  All awards granted to executive officers vest subject to continued employment with the Company through each applicable vesting date, except for certain types of retirement.  All stock option awards to the named executive officers will be subject to share ownership guidelines (as described below on pages 29-30).

The Committee plans to give small grants three times per year, rather than one large annual grant, to executive officers if there are options available to grant and if there is an "open window," i.e., when we do not have knowledge of any material non-public information, in which to grant options.  The Committee believes that this plan of three grants will more closely align employees' interests with those of shareholders.  We do not time stock option grants in coordination with the release of material, non-public information, nor do we time the release of material, non-public information for the purpose of affecting the value of executive compensation.  All Committee meetings for the purpose of granting options are generally scheduled at the end of each year for the next year’s grants.

Option grants in 2009 were not subject to performance goals.  Other than stock options being tied to stock price, no other items of corporate performance were taken into account at the time of grant, because of the difficulty of determining annual performance metrics.  Business development companies like us do not report earnings per share; moreover, write-downs and write-offs of investments are an expected part of our risk-seeking strategy, and it is not uncommon for even our most successful investments to take years to come to fruition.  The Committee may create performance goals for the vesting of restricted stock (subject to receipt of an exemptive order).  If performance goals are used in the future, the Board will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Generally, the Committee is made aware of the tax and accounting treatment of various compensation alternatives.  Generally Accepted Accounting Principles ("GAAP"), require us to record the fair value of equity awards on the date of grant as a component of equity.  We account for the Stock Plan in accordance with GAAP, which requires that we determine the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, and record these amounts as an expense in the Consolidated Statement of Operations over the vesting period with a corresponding increase to our additional paid-in capital.  The increase to our operating expenses is offset by the increase to our additional paid-in capital, resulting in no net impact to our net asset value.  Thus, the granting of options is expected to have no net impact on our net asset value.  If and when the options are exercised, the net asset value per share will be decreased if the net asset value per share at the time of exercise is higher than the exercise price, and increased if the net asset value per share at the time of exercise is lower than the exercise price.  As a result, although we consider the accounting treatment of granting options, we do not consider the accounting treatment to be a dominant factor in the form and/or design of awards.

Additionally, we do not record tax benefits associated with expensing of stock options, because we intend to qualify as a regulated investment company under Subchapter M of the Code.  As a regulated investment company, we cannot use all of our existing operating expenses for tax purposes.

10b5-1 Plans

We have established a policy of permitting our officers to enter into trading plans to sell shares of our common stock in accordance with Rule 10b5-1 under the 1934 Act.  The policy allows our participating officers to adopt pre-arranged stock trading plans to sell pre-determined amounts of our common stock over a period of time, after an appropriate waiting period from when the plan was entered into.  Our participating officers may only enter into 10b5-1 plans during an "open window."  In general, at a minimum, these potential open windows occur several days after the filing of our Form 10-K or 10-Q until the end of the next fiscal quarter.  Accordingly, employees may not enter into 10b5-1 plans or purchase shares in the open market during any closed window.  We generally do not permit our employees to sell shares of our common stock either purchased in the open market or retained through the exercise of stock options pursuant to our Share Ownership Guidelines until they meet substantial share ownership thresholds discussed below under "Share Ownership Guidelines."  This 10b5-1 trading policy was established in recognition of the liquidity and diversification objectives of our officers, including enabling our officers to sell certain shares of our common stock (shares they acquire upon exercise of stock options, to pay for the exercise of options, to provide for taxes triggered by the exercise of options and to generate cash from the exercise of options).

Share Purchase Plan

On March 11, 2010, the Board of Directors approved the Harris & Harris Group, Inc., Employee Stock Purchase Plan (the "ESPP").  The ESPP was adopted to encourage stock ownership in the Company by employees, thus giving them a proprietary interest in the Company’s performance.  The ESPP will allow employees to buy shares of the Company in the open market up to four times per year, at the closing price on the Nasdaq Global Market using post-tax payroll deductions.

The sole purpose of the ESPP is to facilitate the ability of employees to increase their ownership in the Company.  Employees have not always been able to buy shares in the open market owing to short-swing trading restrictions.  Employees are generally prohibited from buying shares in the open market if they have 10b5-1 trading plans in place and during any black out periods (i.e., when Company shares are in restricted periods for employees).  Since most employees have 10b5-1 plans in place, our employees have been limited in the number of shares they can purchase.  Acquisitions under the ESPP will be exempt from the short-swing trading rules so employees will be able to purchase shares at set times regardless of whether the Company is in a blackout period or whether the individual has a 10b5-1 plan in place.

The ESPP will be administered by our Compensation Committee, which may select an administrator to whom its duties may be delegated.  The ESPP administrator has the authority under the ESPP to promulgate such rules and regulations as it deems necessary for the proper administration of the ESPP, to interpret the ESPP and make all other determinations necessary for plan administration.

A Participant may withdraw from participation under the Plan at any time not less than 20 days prior to commencement of the next purchase period by giving written notice to the Company.  Such Participant’s participation in future purchases under the Plan will thereupon be automatically terminated.  A participant may re-enroll in the plan, but no purchases will take place until the next purchase period, which will be after the end of the next calendar quarter.

Benefits and Perquisites.  We provide the opportunity for our named executive officers and other full-time employees to receive certain perquisites and general health and welfare benefits, discussed more fully below, which consist of life and health insurance benefits, reimbursement for certain medical expenses and gym membership fees. We also offer participation in our defined contribution 401(k) plan.  For the year ended December 31, 2009, the Committee approved a 401(k) plan match of 100 percent of employee contributions up to the annual maximum of $16,500.  In 2009, our executive officers, including our Chief Executive Officer, Mr. Jamison, generally received the same benefits and perquisites as our full-time administrative employees.  None of our named executive officers are currently entitled to any non-qualified deferred compensation benefits.

Profit Sharing.  Prior to the adoption of the Stock Plan, the Company maintained the Amended and Restated Harris & Harris Group, Inc. Employee Profit-Sharing Plan (the "2002 Plan").  Under the 2002 Plan, approximately 90 percent of the amount determined as "qualifying income" was paid out to participants pursuant to distribution percentages determined by the Committee.  The remaining payment was paid out after we finalized our tax returns for each plan year.  Effective May 4, 2006, the 2002 Plan was terminated.  On January 31, 2007, a final profit sharing award of $261,661 was paid to certain participants related to the 2005 plan year after finalization of our tax returns for 2005.

Internal Pay Equity.  In 2009, the Committee discussed the internal pay equity of the named executive officers.  The Committee noted that our investment professionals work together as a team rather than as a collection of individuals, which was the basis for the Committee's decision to pay all Managing Directors identically, regardless of any other corporate duties, such as Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer.  The Committee also noted that Ms. Forman's base salary was on parity with the Managing Directors to make her compensation competitive based on her 1940 Act specialty and her management role in the Company as General Counsel, Chief Compliance Officer and Director of Human Resources.  The Committee further noted that the Managing Directors should receive more stock options than other employees based on their income-generating role and to keep their total compensation competitive with the Identified Group. The Committee believes that, on a small team, all members must pull their full weight.  Accordingly, the Committee believes that the team approach to compensation promotes teamwork among the Managing Directors.

In 2010 and beyond, the Committee may vary certain elements of compensation for the Chief Executive Officer and the Chief Financial Officer, based on data received from the independent compensation consultant.

Share Ownership Guidelines

Officers:

Each named executive officer may establish a 10b5-1 plan to exercise and sell (through a cashless exercise) up to 95 percent of the options granted to that individual in each grant by the Board of Directors.  The remaining five percent of these options must be available to meet the retention requirements.  For example, if an officer sells 9,500 shares in a cashless exercise, he or she must use a portion of the net proceeds received to exercise and hold 500 shares.  Our Managing Directors are also encouraged to use some portion of their cash proceeds obtained from the exercise of options and sale of the underlying shares to retain shares above the minimum retention requirement.

Each named executive officer is subject to this retention requirement until such time as he or she meets a minimum share ownership percentage level.  For the Managing Directors, the share ownership percentage level is 2.5 percent of the total shares issued and outstanding.  For other deal team members (including the General Counsel and Investment Team Principal) the percentages are a smaller percentage of the issued and outstanding shares based on the number of options granted as compared with the number granted to the Managing Directors.  In 2009, the named executive officers and Misti Ushio, all officers subject to these requirements, collectively increased their ownership by 19,462 shares by buying in the open market and through the exercise of stock options.   As of March 16, 2010, none of the named executive officers has met the minimum share ownership requirements.

Directors:

The Board of Directors believes that the Company's directors should also own and hold shares of common stock of the Company to further align their interests and actions with interests of the Company's shareholders.  Members of the Board of Directors who are not also officers of the Company are encouraged to buy shares of the Company's common stock with an appropriate percentage (as determined by each director) of the fees received for their service on the Board or Board committees, and to hold those shares as long as they serve on the Board.  In order to facilitate these acquisitions, the Company will assist in establishing a brokerage account in each director’s name at a brokerage firm approved by the applicable director.  The Company will obtain from each director on an annual basis a participation election that will identify the percentage, if any, of the director’s fees for services (including the retainer) that he or she directs to be used to purchase shares of the Company’s stock on the open market.  The Company will thereafter deposit such amounts in the applicable director’s broker account at the time that fees are paid.  The Company, the broker and the directors will work together to take all actions necessary such that the purchases of Company shares are made in accordance with the requirements of Rule 10b5-1 under the 1934 Act.  In 2009, the non-employee directors collectively bought 41,783 shares in the open market.

Remuneration of Named Executive Officers

2009 Summary Compensation Table

The following table sets forth a summary for the years ended December 31, 2009, December 31, 2008, and December 31, 2007, of the cash and non-cash compensation paid to our named executive officers.  The primary elements of each named executive officer's total compensation reported in the table are base salary, bonus and equity incentives consisting of stock options.  The Summary Compensation Table should be read in conjunction with the CD&A and the other tables and narrative descriptions that follow.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)(6)
Douglas W. Jamison Chairman, Chief Executive Officer and a Managing Director(1)	2009 2008 2007	288,335 274,770 267,403	50,000 75,000 0	263,826 1,007,093 785,737	0 0 0	0 0 0	16,500 15,500 15,500	618,661 1,372,363 1,068,640(7)
Daniel B. Wolfe President, Chief Operating Officer, Chief Financial Officer and a Managing Director (2008)(2)	2009 2008 2007	288,335 274,770 210,000	50,000 75,000 0	263,826 1,007,093 251,436	0 0 7,849	0 0 0	16,500 15,500 15,500	618,661 1,372,363 484,785(8)
Alexei A. Andreev Managing Director, Executive Vice President	2009 2008 2007	288,335 274,770 267,403	50,000 75,000 0	263,826 1,007,093 628,590	0 0 0	0 0 0	16,500 15,500 15,500	618,661 1,372,363 911,493(9)
Michael A. Janse Managing Director, Executive Vice President(10)	2009 2008 2007	288,335 274,770 184,211	50,000 75,000 0	263,826 1,007,093 2,038,717	0 0 0	0 0 0	16,500 15,500 45,500	618,661 1,372,363 2,268,428(11)
Sandra M. Forman, Esq. General Counsel, Chief Compliance Officer, Director of Human Resources and Corporate Secretary	2009 2008 2007	288,335 274,770 267,403	30,000 75,000 0	148,038 593,453 420,312	0 0 0	0 0 0	16,500 15,500 15,500	482,873 958,723 703,215(12)

(1)	Mr. Jamison was the President and Chief Operating Officer in 2008, and also the Chief Financial Officer in 2007.

(2)	Mr. Wolfe was a Vice President and Principal in 2007 and Managing Director and Chief Financial Officer in 2008.

(3)
The figures in this column do not represent amounts actually paid to the named executive officers, but represent the GAAP-based grant date fair value for all options granted in 2009, 2008 and 2007.  We use the Black-Scholes and Lattice models to calculate compensation cost under GAAP.  You may find more information about the assumptions we use in the Black-Scholes and Lattice models under "Fair Valuation of Option Awards."  These options may or may not be actually exercised prior to their expiration dates.

(4)	In 2007, the amount for Mr. Wolfe represents a final amount paid related to the 2005 profit-sharing plan payout.

(5)
Amounts reported for 2009 represent our contributions on behalf of the named executive to the Harris & Harris Group, Inc. 401(k) Plan.  The named executives did not earn any other compensation reportable in this column for 2009 that met the threshold reporting requirements.

(6)	Includes grant fair value for options that may or may not be actually exercised prior to their expiration date.

(7)	157,365 options or 63 percent of those granted in 2007, have expired unexercised, representing option award value of $421,819.

(8)	50,443 options or 63 percent of those granted in 2007, have expired unexercised, representing option award value of $134,982.

(9)	126,108 options or 63 percent of those granted in 2007, have expired unexercised, representing option award value of $337,455.

(10)	Mr. Janse joined the Company in April 2007.

(11)	476,108 options or 76 percent of those granted in 2007, have expired unexercised, representing option award value of $1,205,555.

(12)	88,276 options or 65 percent of those granted in 2007, have expired unexercised, representing option award value of $236,220.

2009 Cash Compensation Table

As required by federal proxy rules, the amounts listed in the Option Award column of the Summary Compensation Table above are not actual amounts paid to the named executive officers, but represent the GAAP-based grant date fair value of options granted in 2009, 2008 and 2007.  To reflect the amount of actual income for each named executive officer received in a particular year, in the supplemental table below we have removed the Option Awards column and added a column for Options Exercised, which represents the taxable income for options exercised.  Amounts in the Options Exercised column include total cash value earned before the named executive officer satisfied the Company's retention requirements.  The 2009 Cash Compensation Table, which is not required by the federal proxy rules, should be read in conjunction with the Summary Compensation table, the CD&A and the other tables and narrative descriptions that follow.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Value Realized on Option Exercises ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas W. Jamison Chairman, Chief Executive Officer and a Managing Director	2009 2008 2007	288,335 274,770 267,403	50,000 75,000 0	0 0 359,391	0 0 0	0 0 0	16,500 15,500 15,500	354,835 365,270 642,294
Daniel B. Wolfe President, Chief Operating Officer, Chief Financial Officer and a Managing Director (2008)	2009 2008 2007	288,335 274,770 210,000	50,000 75,000 0	135,552 0 93,490	0 0 7,849	0 0 0	16,500 15,500 15,500	490,387 365,270 326,839
Alexei A. Andreev Managing Director, Executive Vice President	2009 2008 2007	288,335 274,770 267,403	50,000 75,000 0	16,582 0 343,632	0 0 0	0 0 0	16,500 15,500 15,500	371,417 365,270 626,535
Michael A. Janse Managing Director, Executive Vice President	2009 2008 2007	288,335 274,770 184,211	50,000 75,000 0	14,497 0 0	0 0 0	0 0 0	16,500 15,500 45,500	369,332 365,270 229,711
Sandra M. Forman, Esq. General Counsel, Chief Compliance Officer, Director of Human Resources and Corporate Secretary	2009 2008 2007	288,335 274,770 267,403	30,000 75,000 0	75,324 0 210,136	0 0 0	0 0 0	16,500 15,500 15,500	410,159 365,270 493,039

Fair Valuation of Option Awards

The fair value of each stock option award is estimated on the date of grant generally using the Black-Scholes option pricing model as permitted by GAAP.  The stock options were awarded in five different grant types, each with different contractual terms.  The assumptions used in the calculation of fair value using the Black-Scholes model for grants in 2009 were as follows:

		Number	Expected	Expected	Expected	Risk-free	Fair
	Option	of Options	Term	Volatility	Dividend	Interest	Value
Type of Award	Term	Granted	in Yrs	Factor	Yield	Rate	Per Share

Non-qualified stock options	2 Years	394,570	Ranging from 1.375 to 1.5	Ranging from 71.7% to 105.5%	0%	Ranging from 0.52% to 0.71%	Ranging from $1.29 to $2.08
Non-qualified stock options	5 Years	200,000	3.5	64.6%	0%	1.64%	$2.11

Non-qualified stock options	10 Years	51,200	6.25	60.6%	0%	2.35%	$2.60

Total		645,770

For the March 2009 grant of 10-year non-qualified stock options, we used a Lattice model to calculate fair value.  The assumptions used in the Lattice model for the March 2009 grant of 10-year options were as follows:

		Number		Expected	Expected	Risk-free	Fair
	Option	of Options	Suboptimal	Volatility	Dividend	Interest	Value
Type of Award	Term	Granted	Factor	Factor	Yield	Rate	Per Share

Non-qualified stock options	10 Years	84,229	2	73.1%	0%	2.59%	$1.97

An option's expected term is the estimated period between the grant date and the exercise date of the option.  As the expected-term period increases, the fair value of the option and the compensation cost will also increase.  The expected-term assumption is generally calculated using historical stock option exercise data.  The Company does not have historical exercise data to develop such an assumption.  In cases where companies do not have historical data and where the options meet certain criteria, SEC Staff Accounting Bulletin 107 ("SAB 107") provides the use of a simplified expected-term calculation.  Accordingly, the Company calculated the expected terms using the SAB 107 simplified method.

Expected volatility is the measure of how the stock's price is expected to fluctuate over a period of time.  An increase in the expected volatility assumption yields a higher fair value of the stock option.  Expected volatility factors for the stock options were based on the historical fluctuations in the Company's stock price over a period commensurate with the expected term of the option, adjusted for stock splits and dividends.

The expected-dividend yield assumption is traditionally calculated based on a company's historical dividend yield.  An increase to the expected-dividend yield results in a decrease in the fair value of the option and resulting compensation cost.  Although the Company has declared deemed dividends in previous years, most recently in 2005, the amounts and timing of any future dividends cannot be reasonably estimated.  Therefore, for purposes of calculating fair value, the Company has assumed an expected-dividend yield of 0 percent.

The risk-free interest rate assumptions are based on the annual yield on the measurement date of a zero-coupon U.S. Treasury bond, the maturity of which equals the option's expected term.  Higher assumed interest rates yield higher fair values.

2009 Grants of Plan-Based Awards

The following table presents information regarding the equity incentive awards granted to the named executive officers during the fiscal year ended December 31, 2009.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards* ($/Sh)	Grant Date Fair Value of Option Awards
Douglas W. Jamison	March 18, 2009 May 13, 2009 Nov. 11, 2009	65,010 39,100 39,100	3.75 4.46 4.49	94,914 86,411 82,501
Daniel B. Wolfe	March 18, 2009 May 13, 2009 Nov. 11, 2009	65,010 39,100 39,100	3.75 4.46 4.49	94,914 86,411 82,501
Alexei A. Andreev	March 18, 2009 May 13, 2009 Nov. 11, 2009	65,010 39,100 39,100	3.75 4.46 4.49	94,914 86,411 82,501
Michael A. Janse	March 18, 2009 May 13, 2009 Nov. 11, 2009	65,010 39,100 39,100	3.75 4.46 4.49	94,914 86,411 82,501
Sandra M. Forman	March 18, 2009 May 13, 2009 Nov. 11, 2009	36,300 22,000 22,000	3.75 4.46 4.49	52,998 48,620 46,420
*Equals the closing price on the day of grant.

2009 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2009.

		Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Douglas W. Jamison	28,429	49,455(1)	10.11	June 26, 2016
	92,365	0	11.11	Dec. 27, 2010
	18,138	54,412(2)	6.18	Dec. 27, 2017
	49,921	149,761(3)	6.92	Dec. 27, 2017
	48,758	0	3.75	Mar.18, 2011
	16,252	0	3.75	Mar. 18, 2019
	14,663	14,662(4)	4.46	May 13, 2011
	0	9,775(5)	4.46	May 13, 2019
	0	39,100(6)	4.49	Nov. 11, 2014
Daniel B. Wolfe	36,967	49,455(1)	10.11	June 26, 2016
	29,557	0	11.11	Dec. 27, 2010
	18,138	54,412(2)	6.18	Dec. 27, 2017
	49,921	149,761(3)	6.92	Dec. 27, 2017
	13,585	0	3.75	Mar. 18, 2019
	14,663	14,662(4)	4.46	May 13, 2011
	0	9,775(5)	4.46	May 13, 2019
	0	39,100(6)	4.49	Nov. 11, 2014
Alexei A. Andreev	32,517	49,455(1)	10.11	June 26, 2016
	73,892	0	11.11	Dec. 27, 2010
	18,138	54,412(2)	6.18	Dec. 27, 2017
	49,921	149,761(3)	6.92	Dec. 27, 2017
	42,662	0	3.75	Mar.18, 2011
	14,918	0	3.75	Mar. 18, 2019
	14,663	14,662(4)	4.46	May 13, 2011
	0	9,775(5)	4.46	May 13, 2019
	0	39,100(6)	4.49	Nov. 11, 2014
Michael A. Janse	73,892	0	11.11	Dec. 27, 2010
	29,673	49,455(7)	11.11	June 26, 2016
	18,138	54,412(2)	6.18	Dec. 27, 2017
	49,921	149,761(3)	6.92	Dec. 27, 2017
	14,918	0	3.75	Mar.18, 2011
	43,452	0	3.75	Mar. 18, 2019
	14,663	14,662(4)	4.46	May 13, 2011
	0	9,775(5)	4.46	May 13, 2019
	0	39,100(6)	4.49	Nov. 11, 2014
Sandra M. Forman	32,382	49,455(1)	10.11	June 26, 2016
	46,724	0	11.11	Dec. 27, 2010
	10,883	32,647(2)	6.18	Dec. 27, 2017
	29,240	87,719(3)	6.92	Dec. 27, 2017
	9,075	0	3.75	Mar.18, 2019
	8,250	8,250(4)	4.46	May 13, 2011
	0	5,500(5)	4.46	May 13, 2019
	0	22,000(6)	$4.49	Nov. 11, 2014

(1)	Options vest in five equal installments on June 26, 2010, June 26, 2011, June 26, 2012, June 26, 2013, and June 26, 2014.
(2)	Options vest in three equal installments on March 19, 2010, March 19, 2011, and March 19, 2012.
(3)	Options vest in three equal installments on August 13, 2010, August 13, 2011, and August 13, 2012.

(4)	Options vest on May 13, 2010.
(5)	Options vest in four equal installments on May 13, 2010, May 13, 2011, May 13, 2012, and May 13, 2013.
(6)	Options vest 25 percent on November 11, 2010, 50 percent on November 11, 2011 and the remaining 25 percent on November 11, 2012.
(7)	Options vest in five equal installments on June 27, 2010, June 27, 2011, June 27, 2012, June 27, 2013, and June 27, 2014.

2009 Option Exercises and Stock Vested

The following table presents information regarding the exercises of stock options by named executive officers for the fiscal year ended December 31, 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Douglas W. Jamison	0	0
Daniel B. Wolfe	51,425	135,552
Alexei A. Andreev	7,430	16,582
Michael A. Janse	6,640	14,497
Sandra M. Forman	27,225	75,324

2009 Pension Benefits

The following table presents information about the pension benefits attributable to the named executive officers as of December 31, 2009, and any pension benefit payments to them during 2009.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Douglas W. Jamison	Executive Mandatory Retirement Benefit Plan	4	0	0
Daniel B. Wolfe	Executive Mandatory Retirement Benefit Plan	1	0	0

(1)	Represents the number of years as Chief Executive Officer and/or President, and does not represent the number of years employed in other positions at the Company.

In 2003, in order to begin planning for eventual management succession, the Board of Directors voted to establish the Executive Mandatory Retirement Benefit Plan for individuals who are employed by us in a bona fide executive or high policy-making position. The plan was amended and restated effective January 1, 2005, to comply with certain provisions of the Code.  There are currently two named executive officers serving in positions that qualify under the plan: Douglas W. Jamison, the Chief Executive Officer, age 40, and Daniel B. Wolfe, the President, age 33.  Under this plan, mandatory retirement takes place effective December 31 of the year in which the eligible individuals attain the age of 65.  On an annual basis beginning in the year in which the designated individual attains the age of 65, a committee of the Board consisting of non-interested directors may determine for our benefit to postpone the mandatory retirement date for that individual for one additional year.

Under applicable law prohibiting discrimination in employment on the basis of age, we can impose a mandatory retirement age of 65 for our executives or employees in high policy-making positions only if each employee subject to the mandatory retirement age is entitled to an immediate retirement benefit at retirement age of at least $44,000 per year.  The benefits payable at retirement to Mr. Harris and Mr. Melsheimer under our existing 401(k) plan did not equal this threshold.  The Executive Mandatory Retirement Plan was established to provide the difference between the benefit required under the age discrimination laws and that provided under our existing plans.  For individuals retiring after January 1, 2009, the benefit under the plan will be paid within 60 days after the participant's separation from service.

The present value of accumulated benefits amount reported in the table above was calculated in accordance with GAAP.  Several statistical and other factors that attempt to anticipate future events are used in calculating the expense and liability values related to our pension plan.  These factors include a discount rate assumption of 5.75 percent and use of the 94GAM mortality table.  The calculation also assumes that the benefit is earned uniformly over the employees' careers.

Potential Payments upon Termination or Change in Control

None of our executive officers has a change in control agreement.  All stock option award agreements in 2009 contained a provision that if the Board of Directors accepts an offer for the sale of all or substantially all of the Company's assets, the stock options would vest immediately.  Other than this provision, none of our executive officers is entitled to any special payments solely upon a change in control.  See "2009 Grants of Plan-Based Awards" for the grant date fair value of all such stock option awards.

In 1994, we adopted the Medical Benefit Retirement Plan, which has been amended from time to time.  The coverage is secondary to any government or subsequent employer-provided health-insurance plans.  The annual premium cost to us with respect to the entitled retiree was $15,338 for 2009.  The stock options of retirees who qualify for the Medical Benefit Retirement Plan will remain exercisable (to the extent exercisable at the time of the optionee's termination) post retirement until the expiration of their term, subject to certain conditions, if such retiree executes a post-termination non-solicitation agreement, in a form reasonably acceptable to the Company.  None of the named executive officers were eligible for coverage under the plan as of December 31, 2009.

None of the named executive officers are entitled to severance or other benefits upon death, disability or other separation from the Company, except through disability insurance.

Remuneration of Directors

The following table sets forth the compensation paid by us to our directors for the year ended December 31, 2009.  During 2009, we did not grant any stock option awards or pay or accrue any pension or retirement benefits for our non-employee directors.

2009 Director Compensation

Name of Director	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Independent Directors:
W. Dillaway Ayres, Jr.	42,000	0	42,000
Dr. C. Wayne Bardin	34,000	0	34,000
Dr. Phillip A. Bauman	42,000	0	42,000
G. Morgan Browne	42,000	0	42,000
Dugald A. Fletcher	54,000	0	54,000
Charles E. Ramsey	35,000	0	35,000
James E. Roberts	46,500	0	46,500
Richard P. Shanley	45,000	0	45,000

Interested Directors:
Douglas W. Jamison(1)	0	0	0
Lori D. Pressman	18,000	24,793(2)	42,793
——————————
(1)	Mr. Jamison does not receive additional compensation as a Director. Refer to the "2009 Summary Compensation Table" for details of Mr. Mr. Jamison's compensation for 2009.

(2)
Represents payment for consulting services.  Ms. Pressman may be considered an "interested person" because of consulting work performed for us.  Ms. Pressman did not perform consulting work for any of our portfolio companies in 2009.  Ms. Pressman was paid $22,413 and $3,438 in 2008 for consulting work for two of our portfolio companies, Ancora Pharmaceuticals and Phoenix Molecular, respectively.  Ms. Pressman's total compensation paid by us and our portfolio companies for the last two fiscal years is $131,507.

There are no outstanding option awards to outside directors.

The directors who are not officers receive $1,500 for each meeting of the Board of Directors and $1,500 for each committee meeting they attend, and a monthly retainer of $750.  Each non-employee committee Chairman receives an additional monthly retainer of $250.  The Lead Independent Director receives an additional monthly retainer of $500.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

(Proposal No. 2)

PricewaterhouseCoopers LLP ("PwC") has been selected as the independent registered public accounting firm by our Audit Committee and ratified by a majority of our Board, including a majority of the independent directors by vote cast in person, to audit the accounts of the Company for and during the Company's fiscal year ending December 31, 2009. This selection is subject to ratification or rejection by the shareholders of the Company.  The Company knows of no direct or indirect financial interest of PwC in the Company.

Representatives of PwC will not attend the Annual Meeting in person but will be available to respond to appropriate questions by telephone.

Fees Paid to PwC for 2009 and 2008

PwC performed various audit and other services for us during 2009 and 2008.  The following table presents a summary of the 2009 and 2008 fees billed by PwC:

	Fiscal Year Ended December 31, 2009	Fiscal Year Ended December 31, 2008
Audit Fees	$430,000	$395,500
Audit-Related Fees	0	0
Tax Fees	35,000	33,000
All Other Fees	1,626	1,626
TOTAL FEES:	$466,626	$430,126

Audit Fees

Audit fees include fees for professional services rendered by PwC, in connection with its annual audit of the Company's consolidated financial statements, reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q, and assistance with and review of documents filed with the SEC.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees."

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance.  These services included assistance regarding federal, state and local tax compliance, including tax-return preparation.

All Other Fees

All other fees would include fees for products and services other than the services reported above.  In 2008 and 2009, these services include an accounting research tool licensed from PwC.

The Audit Committee has determined that the provision of non-audit services that were provided during 2009 is compatible with maintaining PwC's independence in performing audit services for the Company.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted "FOR" ratification of the appointment of PwC as the independent registered public accounting firm of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

OTHER BUSINESS

The Board of Directors does not intend to bring any other matters before the Annual Meeting and, at the date of mailing of this Proxy Statement, has not been informed of any matter that others may bring before the Annual Meeting.  However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

Annual Reports on Form 10-K

Our Annual Report on Form 10-K, as filed with the SEC, is being delivered with this Proxy Statement.

We undertake to provide, without charge, to each shareholder as of March 16, 2010, upon the written request of such shareholder, a copy of our Annual Report on Form 10-K and/or our last Quarterly Report on Form 10-Q, including the financial statements and the financial statement schedules, required to be filed with the SEC for our most recent fiscal year and/or quarter.  Any shareholder who would like to request a copy of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q may do so by calling toll-free 1-877-846-9832 or submitting a written request to the following address, which shall contain a representation in good faith that such shareholder was a beneficial owner, as of March 16, 2010, of our securities, entitled to vote:

Investor Relations
Harris & Harris Group, Inc.
1450 Broadway, 24th Floor
New York, NY  10018

Submission of Shareholder Proposals

Under SEC rules, any shareholder proposals intended to be presented for inclusion in our proxy statement and form of proxy for the next Annual Meeting of Shareholders to be held in 2011 must be received in writing by the Secretary of the Company at Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, New York 10018, no later than November 30, 2010, in order for such proposals to be considered for inclusion in the proxy statement and proxy relating to the 2011 Annual Meeting of Shareholders.

Shareholders who do not wish to follow the SEC rules for submitting a proposal must notify the Company in accordance with the provisions of the Company's Bylaws.  Under our Bylaws, nominations for director may be made only by the Board or by the Nominating Committee, or by a shareholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the Bylaws) not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding Annual Meeting of Shareholders (i.e., between January 6, 2011, and February 5, 2011); provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs.  Proposals must also comply with the other requirements contained in the Company's Bylaws.  Submission of a proposal does not guarantee inclusion in the proxy statement, as the requirements of certain federal laws and regulations must be met by such proposals.

Rule 14a-4 of the SEC's proxy rules allows us to use discretionary voting authority to vote on matters coming before an Annual Meeting of Shareholders, if we do not have notice of the matter at least 45 days before the anniversary of the date on which we first mailed our proxy materials for the prior year's Annual Meeting of Shareholders or the date specified by the advance notice provision in our Bylaws.  Our Bylaws contain such an advance notice provision as described above.  For our Annual Meeting of Shareholders expected to be held in May of 2011, shareholders must submit such written notice to our Secretary in accordance with our advance notice provision, as described above.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to our Secretary.

By Order of the Board of Directors,

New York, New York
March 31, 2010	Sandra M. Forman Secretary